Exhibit 10.1

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

FIRST AMENDMENT, dated as of November 15, 2006 (this “Amendment”) to EMPLOYMENT AGREEMENT, dated as of June 1, 2006 (as heretofore amended, the “Employment Agreement”) between A. C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and Rick A. Lepley (“Executive”). Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Employment Agreement.

R E C I T A L S:

WHEREAS, Company and Executive have mutually agreed that certain provisions of the Employment Agreement be amended, as set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, it is agreed as follows:

Section 1. Amendment to Paragraph 4(b). Immediately after the tenth word of the first sentence, which is the word “terminated”, Paragraph 4(b) is amended to include the following parenthetical:

“(including, without limitation, pursuant to the six month notice under Paragraph 4(a))”

Section 2. Amendment to Section 6(a)(iii) of Appendix I. Section 6(a)(iii) of Appendix I is hereby amended and restated to read as follows:

“(iii) all options to purchase common stock in the Company to which Executive would be entitled to be granted pursuant to the terms of this Agreement shall immediately be deemed granted, vested and become exercisable on the Date of Termination. Executive shall have 18 months after the Date of Termination to exercise such options, subject to the provisions of the plans under which they were granted.”

Section 3. Amendment to Appendix I. Appendix I is amended to include the following Section 9:

“Options. All options to purchase common stock in the Company held by Executive on the date of a Change of Control shall immediately be deemed vested and become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option to exercise such options; provided, however, that in the event that Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and (2) 18 months after the Date of Termination to exercise such options post-termination. In the event that Executive’s employment with the Company is terminated for Cause, all options held by Executive shall terminate immediately.”

Section 4. Amendment to Paragraph 3(i)(2). Paragraph 3(i)(2) is amended and restated to read as follows:

“(2) For each calendar year, after December 31, 2006, during the Employment Term (each, an “Annual Option Year”), Executive shall be granted a non-qualified option to purchase 100,000 shares of common stock of the Company (each, an “Annual Option”) on the day (each, a “Management Grant Date”) of each such calendar year that the Board otherwise annually grants options or other equity to management of the Company, if Executive is employed by Company pursuant to this Agreement on such Management Grant Date of such calendar year; provided however, if Executive is employed by the Company pursuant to this Agreement on June 1 of an Annual Option Year (each, an “Option Entitlement Date”), Executive shall be granted an Annual Option on the Management Grant Date of such year, irrespective of whether Executive is employed by the Company pursuant to this Agreement on the Management Grant Date of such year; and if there is no Management Grant Date of such year, Executive shall be granted an Annual Option on December 31 of such year, irrespective of whether Executive is employed by the Company pursuant to this Agreement on December 31 of such year. In accordance with Executive’s Stock Option Agreements evidencing the Annual Options and Appendix I of this Agreement, Executive shall have the right to exercise the Annual Options within certain time periods (each, a "Period") after death, disability or other terminations of employment, including without limitation for three months after the date of termination of employment without Cause. If the grant date of an Annual Option is made after both (x) the Option Entitlement Date and (y) the date of termination of Executive’s employment under the Agreement, then notwithstanding anything to the contrary in this Agreement or the Stock Option Agreements, the grant date of such Annual Option, rather than the date of termination of employment, shall serve as the first day of the applicable Period for such Annual Option.”

Section 5. Effectiveness. This Amendment shall be become effective as of the date hereof.

Section 6.      Status of Employment Agreement. This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly set forth herein all of the terms, provisions and conditions of the Employment Agreement shall continue in full force and effect and are not effected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be duly executed and delivered as of the date first written above.

/s/ Rick A. Lepley

RICK A. LEPLEY

A.C. MOORE ARTS & CRAFTS, INC.

By:	/s/ Michael J. Joyce

Michael J. Joyce
Chairman of the Board of Directors